Exhibit 99.1

KODIAK OIL & GAS CORP. ANNOUNCES

YEAR-END 2011 PROVED RESERVES AND

PROVIDES QUARTERLY AND ANNUAL SALES VOLUMES

•                  ANNUAL OIL AND GAS SALES 1,432 MBOE, 211% INCREASE

•                  2011 PROVED RESERVES 39.8 MMBOE, REPRESENTING 246% GROWTH

•                  $850.7 MM PV-10 VALUE, 428% INCREASE

DENVER — January 30, 2012 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today announced preliminary unaudited financial and operational results for the fiscal year 2011.

Kodiak has prepared the preliminary information based on the most current information available to management.  Its normal closing and financial reporting processes with respect to the preliminary financial information have not been fully completed.  As a result, its actual financial and operational results could be different from this summary preliminary data, and any differences could be material.

Kodiak reported average daily sales volumes of 7,195 barrels of oil equivalent per day (BOE/d) for the fourth quarter 2011.  This represents a 422% increase over sales volumes of 1,783 BOE/d for the fourth quarter 2010 and an 82% increase over third quarter 2011 sales volumes of 3,953 BOE/d.  Crude oil accounted for 94% of fourth quarter sales volumes.  Kodiak reported average daily sales volumes of 3,922 BOE/d for the year-ended December 31, 2011, representing a 204% increase over average daily sales volumes of 1,290 BOE/d during 2010.

As of December 31, 2011 the Company was producing an average of approximately 10,100 BOE/d from its legacy properties, including the wells acquired in the previously announced October 2011 acquisition.  Upon closing the recently announced January 2012 acquisition, the Company’s total production was approximately 13,150 BOE/d.  Kodiak is currently producing approximately 15,000 BOE/d as it exits January 2012 and completion operations are ongoing.

During fourth quarter 2011 completion operations, Kodiak incurred mechanical issues with liners in the horizontal leg of six separate wells.  As a result, remediation work is underway to patch the liners and, once remediated, completion operations will continue.  The delay will have the effect of causing production from these six wells to come on line during the first half of 2012, as opposed to the fourth quarter 2011 as projected.  To expedite the completion work, the Company has secured additional completion days from its pressure pumping company, beginning February 2012.

The Company also experienced delays in returning wells to production after routine maintenance work due to industry-wide difficulties in securing workover rigs.  The majority of the wells acquired in October 2011 were down for workover operations during November and December of 2011.  Upon closing the acquisition, it was determined that many of the acquired wells required pumping units and other routine maintenance.  The limited availability of workover rigs needed to facilitate such work hampered the timeliness of the operations.  Kodiak currently has secured a total of six workover rigs, up from three at year-end, and efforts are ongoing to return each of the affected wells to production.  The Company anticipates that the current number of workover rigs will be adequate to stay ahead of its ongoing completion activity, while allowing the rigs to efficiently complete continued routine well maintenance.

Fourth Quarter and Full-year 2011 Sales Volumes

The Company disclosed sales volumes and netback prices received for the periods ended December 31, 2011, as summarized below:

	Quarterly Comparisons					12 Months Comparison
Kodiak Oil & Gas Corp.	Three Months Ended			% Change		Twelve Months Ended		% Change
Net Sales Volumes Comparison	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010	Sequential Quarter	Qtr.-over- Qtr.	Dec. 31, 2011	Dec. 31, 2010	12ms- over-12ms
Product Sales Volumes(1)
Natural Gas (Mcf)	238,308	135,020	31,707	76%	652%	522,653	162,931	221%
Oil (Bbls)	622,190	341,199	120,544	82%	416%	1,344,540	443,716	203%
Barrels of Oil Equivalent (BOE)	661,908	363,703	126,768	82%	422%	1,431,649	470,871	204%
Daily Sales (BOE/day)	7,195	3,953	1,783			3,922	1,290
Product Price Received
Natural Gas ($/Mcf)	$8.00	$10.20	$5.82	-22%	37%	$8.22	$4.81	71%
Crude Oil ($/Bbl)	$85.35	$82.56	$73.63	3%	16%	$86.05	$70.01	23%

(1)Note that sales volumes exclude natural gas that is currently being flared pending connection to pipelines.

246% Increase in 2011 Proved Reserves Quantities

Kodiak’s estimated total proved reserves at December 31, 2011 were approximately 39.8 million barrels of oil equivalent (MMBoe), as compared to 11.5 MMBoe at December 31, 2010.  The 2011 total represents a 246% increase from 2010’s estimated proved reserves on an equivalent basis, and is comprised of 35.6 million barrels of crude oil and 25.5 billion cubic feet (Bcf) of natural gas.  The 2011 reserve mix is 89% crude oil and 11% natural gas.  Approximately 37% of the 2011 total proved reserves are categorized as proved developed producing and approximately 63% are classified as proved undeveloped.

The 2011 proved reserves quantities do not include estimates related to the Company’s January 2012 acquisition of producing properties and undeveloped leasehold. For 2011 reserve quantities, Kodiak’s estimated future cash flows, discounted at an annual rate of 10 percent before giving effect to income taxes (commonly known as PV-10 value), for proved reserves at year-end was $850.7 million, as compared to $161.1 million in 2010, a 428% increase.  Please see below for further disclosure regarding the PV-10 value and the Company’s belief in its usefulness in evaluating its reserves.  Approximately $482.2 million of the PV-10 value is attributed to the proved developed producing reserves.

During 2011, Kodiak invested approximately $251 million in capital expenditures related to drilling and completing new wells.  The 2011 drilling and completion capital expenditures compare to Kodiak’s previously provided guidance of $230 million.  The Company attributes the budget overage primarily to capital expenditures related to non-operated activity outside of its Dunn County area of mutual interest properties and to expenditures related to the October 2011 acquisition, neither of which were budgeted.

Kodiak Oil & Gas Corp. Proved Reserves Summary at December 31, 2011

Reserve Category	% of Reserves	Oil (MBbls)	Gas (MMcf)	2011 MBOE	2010 MBOE	% Change	2011 PV-10 ($MM)

Proved Developed Producing	37%	13,179	8,957	14,672	4,271	244%	482.2
Proved Developed Non-Producing	0%	0	0	0	94	NM	0
Proved Undeveloped	63%	22,397	16,582	25,160	7,138	252%	368.5

Total Proved	100%	35,575	25,539	39,832	11,504	246%	850.7

Price deck: $95.99 per Bbl (WTI) and $4.12 per MMBtu (HH)

Totals may not add due to rounding

Reserve estimates for 2011 and 2010 were prepared by Kodiak’s independent reservoir engineering consultant, Netherland, Sewell & Associates, Inc. and conform to the definition as set forth in the SEC Regulation S-X Part 210.4-10 (a) as clarified by subsequent SEC Staff Accounting bulletins.  The proved reserves are also in accordance with Financial Accounting Standards Codification Topic 932, Extractive Activities — Oil and Gas.

Interim Operations Update

The Company is currently operating six drilling rigs and one full-time 24-hour-per-day completion crew.  As of January 30, 2012, the Company had 20 gross (10.7) net wells either undergoing completion work or awaiting completion, of which Kodiak operates 12 gross (8.9 net) of the wells.  In addition, as discussed above, the Company has six gross (5.0 net) wells that encountered mechanical issues and are currently undergoing remediation work.  To insure the ability to complete all of these wells in a timely manner, Kodiak has committed to additional completion crews and equipment beginning in February 2011.  Kodiak intends to furnish a more comprehensive operations update prior to reporting its fourth quarter and full-year 2011 financial results.  The Company expects to release its 2011 operational and financial results news release after the close of trading on Tuesday, February 28, 2012.

Management Comment

Commenting on recent developments, Kodiak’s Chairman and CEO Lynn Peterson said:  “While the unforeseen mechanical issues involving the liners and swell packers had an impact on fourth quarter operations, we fully expect to resolve the mechanical issues.  Despite the setback with these wells, we are well-positioned entering 2012 to execute on our $585 million capital expenditure program which contemplates 73 gross and 51 net wells.  We believe we are equipped to execute our 2012 plans as we have resolved our workover rig issues, implemented a full-time, 24-hour completion crew in January, will add additional completion crews in February, and are enjoying improved access to all oilfield services and supplies due to our corporate growth and to the scope and scale of our Williston Basin operations.  As a result, we reaffirm our previously disclosed 2012 guidance of 22,000 - 24,000 BOE/d average daily production for all of 2012 and our 2012 exit rate of 30,000 BOE/d.”

Definition of PV-10 Value and the Standardized Measure

PV-10 is the estimated future net cash flows from proved reserves, discounted at an annual rate of 10 percent before giving effect to income taxes.  Standardized Measure is the after-tax estimated future cash flows from proved reserves, discounted at an annual rate of 10 percent, determined in accordance with GAAP. Kodiak uses PV-10 as one measure of the value of the Company’s proved reserves, and to compare relative values of proved reserves among exploration and production companies without regard to income taxes.  Kodiak believes that securities analysts and investors use PV-10 in similar ways.  Kodiak further believes PV-10 is a useful measure for comparison of proved reserve values among companies because, unlike Standardized Measure, it excludes future income taxes that often depend principally on the characteristics of the owner reserves rather than on the nature, location and quality of the reserves themselves.

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations of future performance, including production, production interruptions and sales, the Company’s expectations regarding resolution of the mechanical issues, the Company’s reserve estimates and its expectations regarding growth in its estimated reserves, the Company’s expectation regarding the connection of its wells to pipelines,  the Company’s expectations regarding the timing and success of its exploration and development plans, the Company’s preliminary financial and operational results, the Company’s expectations regarding timing and success of its completion activity and the Company’s ability to execute to its 2012 capital expenditure program.  Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11